Exhibit 99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 25, 2013 relating to the financial statements and financial highlights which appear in the April 30, 2013 Annual Report to Shareholders of the Formula Investing U.S. Value 1000 Fund, the Formula Investing U.S. Value Select Fund, the Formula Investing International Value Select Fund, and the Formula Investing International Value 400 Fund (each constituting a separate series of FundVantage Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Statements and Experts” in such Registration Statement.

Philadelphia, PA
December 16, 2013